Exhibit 99.1

Patterson Companies Reports Second Quarter Operating Results

St. Paul, MN—November 20, 2012— Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $867,193,000 for the second quarter of fiscal 2013 ended October 27, an increase of 1% from $856,875,000 in the year-earlier period. Net income of $45,542,000 or $0.44 per diluted share, compared to $48,954,000 or $0.43 per diluted share in the second quarter of fiscal 2012. Net income in this year’s second quarter was affected primarily by below-plan sales of dental equipment, as well as the absorption of $3.0 million of incremental interest expense related to Patterson’s debt issuance in the third quarter of fiscal 2012

Patterson Dental

Patterson Dental, Patterson’s largest business, reported sales of $549,149,000, substantially unchanged from last year’s second quarter.

•	Sales of consumable dental supplies and printed office products increased 1%.

•

Mid-single digit revenue growth of technology products was offset by softness in basic equipment resulting in a 3% decline in sales of dental equipment and software. Demand for the next-generation CEREC system incorporating the new Omnicam intraoral camera was strong during the quarter, but sales of this recently introduced system were constrained by product availability.

•	Sales of other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, increased 2% from last year’s second quarter.

Webster Veterinary

Internally-generated sales of the Webster Veterinary unit increased 13% in the second quarter. A change in a distribution agreement for nutritional products in the fourth quarter of fiscal 2012 reduced Webster’s second quarter reported sales growth by approximately six percentage points. Webster reported sales of $184,375,000 for the quarter.

Patterson Medical

Sales of Patterson Medical, the rehabilitation supply and equipment unit, which totaled $133,669,000, were virtually unchanged from the year-earlier period. Patterson Medical’s April 2012 acquisition of Surgical Synergies Pty Ltd., a distributor of physiotherapy, rehabilitation and mobility products serving the Australian and New Zealand markets, contributed approximately one percentage point of sales growth in the second quarter.

Scott P. Anderson, president and chief executive officer, commented: “Several areas of our business, including dental technology equipment and Webster Veterinary, performed well in the second quarter. On balance, however, we are not satisfied with our recent operating results, which did not meet our expectations, and we are committed to strengthening Patterson’s long-term performance. While our businesses, like many others, are challenged by current economic conditions, we will continue to make the investments that position Patterson to capitalize upon opportunities in each of our markets.”

He continued: “Sales of basic dental equipment, including chairs, units and lighting, were below planned levels. This shortfall was partially offset by continued growth of our industry-leading range of technology equipment, reflecting the ongoing trend toward the digitization of dentistry. We were particularly encouraged by robust demand for the next-generation CEREC Omnicam system, which became available on a limited basis in the second quarter. This important new product is significantly easier to use than prior versions, while further improving clinical outcomes. We expect the production volumes to ramp up during the second half of our fiscal year.”

“Webster’s solidly higher second quarter sales growth was generated by strong demand for consumable supplies,” Anderson said. “To further strengthen its competitive position, Webster is focusing resources on its growing range of technology solutions for veterinarians and their clients, in addition to expanding local technical support capabilities for its equipment business.”

He added: “Sales of Patterson Medical were below our internal forecast as moderately higher sales of consumable supplies in the U.S. were offset by continued weakness in the unit’s international and equipment business. Despite U.S. healthcare regulatory uncertainties and the weak economic environment in its global markets, we believe Patterson Medical is well-positioned to capitalize upon positive long-term demographic trends in the worldwide rehabilitation market.”

Patterson repurchased approximately 1.6 million common shares during the second quarter under its 25 million-share buyback authorization that expires in 2016. Approximately 8 million shares remain available for repurchase under this authorization.

Reflecting the second quarter sales shortfall and outlook for continued economic uncertainty, Patterson reduced its previously-issued fiscal 2013 financial guidance of $2.10 to $2.16 per diluted share to a new range of $2.00 to $2.06.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is a leading distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Second Quarter Conference Call and Replay

Patterson’s second quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the second quarter conference call can be heard for one month at 1-303-590-3030 and providing the conference ID: 4574654.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011
Net sales	$867,193	$856,875	$1,756,418	$1,704,297
Gross profit	280,599	280,983	566,299	559,259
Operating expenses	202,730	197,724	405,838	394,007

Operating income	77,869	83,259	160,461	165,252
Other expense, net	(8,452)	(6,215)	(17,343)	(11,350)

Income before taxes	69,417	77,044	143,118	153,902
Income taxes	23,875	28,090	50,038	56,338

Net income	$45,542	$48,954	$93,080	$97,564

Earnings per share:
Basic	$0.44	$0.43	$0.89	$0.86
Diluted	$0.44	$0.43	$0.89	$0.85

Shares:
Basic	103,706	112,538	104,371	114,057
Diluted	104,415	113,186	105,099	114,737

Dividends declared per common share	$0.14	$0.12	$0.28	$0.24
Gross margin	32.4%	32.8%	32.2%	32.8%
Operating expenses as a % of net sales	23.4%	23.1%	23.1%	23.1%
Operating income as a % of net sales	9.0%	9.7%	9.1%	9.7%
Effective tax rate	34.4%	36.5%	35.0%	36.6%

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 27,	April 28,
	2012	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$500,374	$573,781
Receivables, net	407,835	464,869
Inventory	330,953	319,952
Prepaid expenses and other current assets	37,861	44,911

Total current assets	1,277,023	1,403,513

Property and equipment, net	192,354	195,465
Goodwill and other intangible assets	1,023,619	1,022,809
Investments and other	127,244	117,581

Total Assets	$2,620,240	$2,739,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$223,035	$207,915
Other accrued liabilities	159,679	196,733
Current maturities of long-term debt	50,000	125,000

Total current liabilities	432,714	529,648

Long-term debt	725,000	725,000
Other non-current liabilities	105,780	109,518

Total liabilities	1,263,494	1,364,166

Stockholders’ equity	1,356,746	1,375,202

Total Liabilities and Stockholders’ Equity	$2,620,240	$2,739,368

-more-

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011
Consolidated Net Sales
Consumable and printed products	$586,757	$569,972	$1,174,315	$1,144,934
Equipment and software	206,920	214,025	433,962	413,676
Other	73,516	72,878	148,141	145,687

Total	$867,193	$856,875	$1,756,418	$1,704,297

Dental Supply
Consumable and printed products	$315,377	$312,236	$625,533	$621,105
Equipment and software	169,311	174,913	361,250	335,940
Other	64,461	63,456	129,758	126,927

Total	$549,149	$550,605	$1,116,541	$1,083,972

Rehabilitation Supply
Consumable and printed products	$96,791	$95,009	$192,818	$191,725
Equipment and software	30,445	31,702	58,334	62,759
Other	6,433	6,859	13,260	13,538

Total	$133,669	$133,570	$264,412	$268,022

Veterinary Supply
Consumable and printed products	$174,589	$162,727	$355,964	$332,104
Equipment and software	7,164	7,410	14,378	14,977
Other	2,622	2,563	5,123	5,222

Total	$184,375	$172,700	$375,465	$352,303

Other (Expense) Income, net
Interest income	$842	$897	$2,341	$2,726
Interest expense	(9,127)	(6,169)	(18,695)	(12,522)
Other	(167)	(943)	(989)	(1,554)

	$(8,452)	$(6,215)	$(17,343)	$(11,350)

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	October 27,	October 29,
	2012	2011
Operating activities:
Net income	$93,080	$97,564
Depreciation & amortization	21,906	19,539
Stock-based compensation	7,456	6,301
ESOP compensation	11,400	367
Change in assets and liabilities, net of acquired	(642)	(4,687)

Net cash provided by operating activities	133,200	119,084

Investing activities:
Additions to property and equipment, net of disposals	(8,765)	(22,379)
Acquisitions and equity investments	(10,591)	(8,726)

Net cash used in investing activities	(19,356)	(31,105)

Financing activities:
Dividends paid	(29,346)	(27,213)
Share repurchases	(85,174)	(218,858)
Draw on revolver	—	20,000
Other financing activities	(69,733)	6,340

Net cash used in financing activities	(184,253)	(219,731)

Effect of exchange rate changes on cash	(2,998)	(6,845)

Net increase (decrease) in cash and cash equivalents	$(73,407)	$(138,597)